STELLAR INTERNATIONAL INC.

INTERIM FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 2004

STELLAR INTERNATIONAL INC.

MARCH 31, 2004

CONTENTS

PAGE

INTERIM FINANCIAL STATEMENTS
Balance Sheets	1
Statements of OperationS and Deficit	2
Statements of Cash Flows	3
Notes to Financial Statements	4 - 7

STELLAR INTERNATIONAL INC.
BALANCE SHEETS
(Unaudited - Prepared by Management)

ASSETS
	As at	As at
	March 31	December 31
	2004	2003
CURRENT
Cash and cash equivalent (Note 9)	$4,685,204	$255,237
Accounts receivable	104,317	43,098
Inventory (Note 2)	153,622	128,937
Tax recoverable	1,609	117,708
Deposits and sundry receivables	69,307	62,949
	5,014,059	607,929

PLANT AND EQUIPMENT (Note 3)	272,857	288,880
OTHER ASSETS (Note 4)	224,132	138,065

	$5,511,048	$1,034,874

LIABILITIES
CURRENT
Accounts payable	$193,205	$149,295
Accrued liabilities	40,594	90,871
Deferred revenues	297,566	299,846
	531,365	540,012

CONTINGENCIES AND COMMITMENTS (Note 7)

SHAREHOLDERS' DEFICIT
CAPITAL STOCK (Note 5)
AUTHORIZED
Unlimited Non-voting, convertible, redeemable and retractable preferred shares with no par value
Unlimited Common shares with no par value
ISSUED
21,298,095 Common shares (16,350,412 in 2003)	6,981,723	2,588,375
85,000 Shares to be issued	41,191	27,078
Paid-in capital options	354,240	213,945
	7,377,154	2,829,398
DEFICIT	(2,397,471)	(2,334,536)
	4,979,683	494,862

	$5,511,048	$1,034,874

See accompanying notes to financial statements.

STELLAR INTERNATIONAL INC.
INTERIM STATEMENTS OF OPERATIONS AND DEFICIT
(Unaudited - Prepared by Management)

FOR THE THREE MONTH PERIOD ENDED MARCH 31

	2004	2003

REVENUE (Note 8)	$561,160	$222,315

COST OF GOODS SOLD	50,549	45,814

GROSS PROFIT	510,611	176,501

EXPENSES
Selling, general and administrative	440,651	279,023
Research and development	6,438	13,929
Amortization	23,018	18,124
Stock Option - employee compensation	105,000	-
Interest and service charges	-	-
	$575,107	$311,076

OTHER INCOME	1,561	-

NET LOSS FOR THE PERIOD	(62,935)	(134,575)

DEFICIT, beginning of period	(2,334,536)	(1,655,131)

DEFICIT, end of period	$(2,397,471)	$(1,789,706)

LOSS PER SHARE (Note 6)
Basic	$(0.003)	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING (Note 6)
Basic	20,878,065	14,261,577

STELLAR INTERNATIONAL INC.
INTERIM STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE THREE MONTH PERIOD ENDED MARCH 31

	2004	2003
CASH FLOWS PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net loss for the period	$(62,934)	$(135,575)
Amortization	23,018	18,124
Issuance of shares and options for services rendered	146,191

Change in non-cash balances related to operations
Increase in accounts receivables	(61,219)	(36,571)
Increase in inventory	(24,684)	(8,264)
Decrease (increase) in investment tax recoverable	116,099	(25,243)
Increase in deposits and sundry receivables	(6,358)	(8,787)
Decrease in deferred revenue	(2,280)	-
Decrease in accounts payable and accrued liabilities	(6,367)	(5,027)
	121,466	(200,343)

INVESTING ACTIVITIES
(Additions to) disposal of plant and equipment, net	(3,185)	26
Increase in other assets	(89,879)	-

FINANCING ACTIVITIES
Issuance of common stock	4,401,565	60,000

CHANGE IN CASH AND CASH EQUIVALENTS	4,429,967	(140,317)
CASH AND CASH EQUIVALENTS, beginning of period	255,237	189,468
CASH AND CASH EQUIVALENTS, end of period	$4,685,204	$49,151

See accompanying notes to financial statements.

STELLAR INTERNATIONAL INC.
NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 2004

1.         BASIS OF PRESENTATION

These interim financial statements should be read in conjunction with the financial statements for the Company's most recently completed fiscal year ended December 31, 2003. They do not include all disclosures required in annual financial statements but rather are prepared in accordance with recommendations for interim financial statements in conformity with Canadian general accepted accounting principles. These financial statements have been prepared using the same accounting policies, and methods as those used by the Company in the annual financial statements at the December 31, 2003 accounts and the year then ended.

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) which, are necessary to present fairly the financial position as at March 31, 2004 and December 31, 2003; the results of operations and cash flows for the three months period ended March 31, 2004 and 2003.

  Cash and cash equivalents include cash and all highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase. Substantially, all cash and cash equivalents are under the custodianship of two major Canadian institutions.

  The preparation of interim financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the interim financial statements and the revenues and expenses during the reporting period. Actual results may differ from those estimates.

2.          INVENTORIES

	March 31,	December 31,
	2004	2003
Raw material	$2,366	$1,178
Finished goods	61,272	105,332
Packaging materials	39,265	22,427
Work in progress	50,719	-
	$153,622	$128,937

STELLAR INTERNATIONAL INC.
NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 2004

3.          PROPERTY AND EQUIPMENT

		March 31,		December 31,
		2004		2003
		Accumulated		Net Carrying
	Cost	Amortization	Net	Value
Equipment	$417,676	$144,819	$272,857	$288,880

4.          OTHER ASSETS

		March 31,		December 31,
		2004		2003
		Accumulated		Net Carrying
	Cost	Amortization	Net	Value
Incorporation expenses	$1,085	$677	$408	$435
Deferred development costs	228,547	18,046	210,502	134,703
Patents	14,237	1,016	13,221	2,926
Goodwill	1	-	1	1
	$243,871	$19,739	$224,132	$138,065

5.          CAPITAL STOCK

(a)         Common Shares

During the current quarter, the Company issued 4,947,683 common shares, of which 4,088,794 were issued in a private placement for cash @ US$0.74 per share. The remaining 858,889 shares were issued to consultants, employees and directors, who exercised their stock options, with an average price per share of $0.49 for cash.

(b)        Shares to be Issued

During this period of 2004, the Company agreed to issue 85,000 common shares to consultants for consulting services rendered to the company at prices ranging from $0.20 to $0.80 per share,

STELLAR INTERNATIONAL INC.
NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 2004

5.         CAPITAL STOCK (continued)

for a total consideration of $41,191. Expenses related to these consulting services are included in selling, general and administrative expenses for the three month period ended March 31, 2004 ($41,300 in 2003).

(c)         Stock Options

During the first quarter of the year, the Company issued 140,000 options to employees, which entitles the holder to purchase one common share of the Company for a price of $2.00 per share at any time until March 24, 2007 (2003 - 295,000 at an average price of $0.23). The total number of options outstanding as a March 31, 2004 was 2,825,000. The Company has recorded these expenses to stock option - employee compensation for the three month period ended March 31, 2004.

The fair value of options granted during the period ended March 31, 2004 was estimated to be $0.75 per stock option (December 31, 2003 - $0.11).

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions.

	2004	2003
Risk-free interest rate	4.6%	6%
Expected life	3 years	3 years
Expected volatility	36%	35%
Dividend yield	0%	0%

6.          LOSS PER SHARE

a)          Basic Loss Per Share

Loss per share is calculated on the basis of the weighted average number of common shares outstanding for the three months ended March 31, 2004 totaling to 20,878,065 shares (March 31, 2003 - 14,261,577)

b)         Full-diluted Loss Per Share

The fully-diluted loss per share has not been computed, as the effect would be anti-dilutive.

STELLAR INTERNATIONAL INC.
NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 2004

7.         CONTINGENCIES AND COMMITMENTS

(a)         Legal Action

On May 2, 1997, a competitor claimed injunctive relief against the Company as well as damages including aggravated, exemplary and punitive damages of $20,000,000 for breach of fiduciary duty, breach of contract, misuse of confidential information, including breach of contract, interference with contractual interests, conversion, detinue and an accounting for the profits from such activities. In turn, the Company counterclaimed for a dismissal of the action and damages in the amount of $500,000, interest and costs.

A motion was brought by the claimant for an interim injunction against the Company which was dismissed. A leave to appeal motion was brought by the claimant which was also dismissed. As at year-end, the claimant has paid a total of $27,000 of costs to the Company. In the opinion of the Company's legal counsel, the competitor's claim against the Company is without merit and the outstanding counterclaim, if pursued by the Company, would likely result in damages in excess of the competitor's claim. Therefore, no provision has been made in the financial statements.

(b)         Royalty Agreement

In September 2000, the Company entered into a royalty agreement for sales of Uracyst® product. The agreement involves royalty payments, which initially were based on 5% of the total sales of Uracyst at a rate of 1% per year over a three-year period, declining to 2% rate effective October 1, 2003 and this royalty will remain at 2% until the end of the agreement on September 30, 2008.

(c)         License Agreement

In addition to the license agreements disclosed in Note 10 (c) of the annual financial statements for the 2003 year end, the following agreements occurred during the three months period ended March 31, 2004. The Company entered into two license agreements to grant the exclusive rights and license to use the methods and technical know-how for the purposes of developing, marketing and selling NeoVisc and Uracyst products in the United States. As provided in the agreements, the Company received non-recurring, non-refundable license fees which have been recognized as income during the first quarter of 2004. These agreements commenced on March 24, 2004 and will continue for a period of twenty years and will be renewable for an additional twenty years, unless earlier terminated by the parties in accordance with these agreements. These agreements require the payment of milestone and royalties during the term of the agreement.

(d)         Distribution Agreements

There are no changes to the distribution agreements as disclosed in Note 10 (d) of the annual

STELLAR INTERNATIONAL INC.
NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 2004

7.          CONTINGENCIES AND COMMITMENTS (continued)

financial statements for the 2003 year end.

8.           REVENUES

Revenues for the quarter ended March 31, 2004 includes $290,139 (2003 - $0.00) from international sales and milestone payments of licence fees for which there are no future obligations. The remaining $271,021 consists of products sold in Canada (2003 - $222,315).

9.         CASH AND CASH EQUIVALENTS

Which consists of:

	2004	2003

Cash	$ 307,994	$ 249,587
Short-term investments	4,377,210	5,650
	$4,685,204	$ 255,237

The Company's temporary investments are spread between the following instruments: with HSBC - Daily Interest Account @ 1.75%, and with CIBC - Monthly Income Fund, Monthly Income Balanced Fund and Canadian Short Term Index, with an average yield of 4 to 6%. The management monitors these instruments regularly. The fair value of these temporary investments approximate its carrying value.

10.        NON-CASH TRANSACTIONS

The company's non-cash transactions are described in Note 5.

11.        SIGNIFICANT CUSTOMERS

During the quarter, the Company had one customer that represented 41.8% of sales (2003 - 45.3%).

12.        SUBSEQUENT EVENTS

On April 29, 2004 the Company increased the number of share options in the plan to 4,157,841 from 2,852,000. In addition, the Company issued 140,000 options to officers and directors which entitled the holder to purchase one common share of the Company for a purchase price of $2.05 per share at any time until April 2, 2007.

STELLAR INTERNATIONAL INC.
NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 2004

13.       SEGMENTED INFORMATION

	March 31,	March 31,
SEGMENT	2004	2003
Domestic Sales (includes in-licensed products)	$271,102	$222,273
International Sales (includes revenue from	286,148	-
out-licensed products and license fees)
Royalty Revenues	3,991	-
	$561,160	$222,273

The Company currently operates by means of selling its own products in Canada, as well as in-licensing other products. In addition, the Company out-licenses its products in Europe, the Middle East, South American and the United States. The continuing operations reflected in the consolidated statements of operations are those of these operating segments.

14.        COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform to the current year's presentation.